Exhibit 11

Boise Cascade Corporation and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended September 30		Nine Months Ended September 30
	________________________		________________________
	2003	2002	2003	2002
	________	________	_______	_______
	(thousands, except per-share amounts)
Basic
Income before cumulative effect of accounting changes	$32,884	$8,510	$10,207	$5,133
Preferred dividends (a)	(3,191)	(3,262)	(9,744)	(9,812)
	_______	_______	_______	_______
Basic income (loss) before cumulative effect of accounting changes	29,693	5,248	463	(4,679)
Cumulative effect of accounting changes, net of income tax	-	-	(8,803)	-
	_______	_______	_______	_______
Basic income (loss)	$29,693	$5,248	$(8,340)	$(4,679)
	=======	=======	=======	=======
Average shares used to determine basic income (loss) per common share	58,411	58,269	58,334	58,194
	=======	=======	=======	=======

Basic income (loss) per common share before cumulative effect of accounting changes	$0.51	$0.09	$ 0.01	$(0.08)
Cumulative effect of accounting changes	-	-	(0.15)	-
	____	____	____	____
Basic income (loss) per common share	$0.51	$0.09	$(0.14)	$(0.08)
	====	====	====	====
Diluted
Basic income (loss) before cumulative effect of accounting changes	$29,693	$5,248	$463	$(4,679)
Preferred dividends eliminated	3,191	3,262	9,744	9,812
Supplemental ESOP contribution	(2,891)	(2,925)	(8,822)	(8,822)
	_______	_______	_______	_______
Diluted income (loss) before cumulative effect of accounting changes	29,993	5,585	1,385	(3,689)
Cumulative effect of accounting changes	-	-	(8,803)	-
	_______	_______	_______	_______
Diluted income (loss)	$29,993	$5,585	$(7,418)	$(3,689)
	=======	=======	=======	=======

Average shares used to determine basic income (loss) per common share	58,411	58,269	58,334	58,194
Stock options and other	956	239	441	424
Series D Convertible Preferred Stock	3,330	3,499	3,368	3,539
	_______	_______	_______	_______
Average shares used to determine diluted income (loss) per common share	62,697	62,007	62,143	62,157
	=======	=======	=======	=======

Diluted income (loss) per common share before cumulative effect of accounting changes	$0.48	$0.09	$ 0.02	$(0.06)
Cumulative effect of accounting changes	-	-	(0.14)	-
	____	____	____	____
Diluted income (loss) per common share (b)	$0.48	$0.09	$(0.12)	$(0.06)
	====	====	====	====

(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)	For the nine months ended September 30, 2003 and 2002, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.